Exhibit 4.6

AMENDMENT NO. 3

TO

WINDSTREAM 401(k) PLAN

WHEREAS, Windstream Corporation (the “Company”) maintains the Windstream 401(k) Plan, established effective as of July 1, 2006, and as subsequently amended (the “Plan”); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1. Effective as of March 1, 2007, a new Section 20.02 is added to the Plan to provide as follows:

20.02	Merger of Valor Telecommunications Southwest, LLC Savings Plan

(a)	Merger. Effective as of March 1, 2007, the Valor Telecommunications Southwest, LLC Savings Plan (the “Valor Plan”) shall be merged into and made a part of the Plan, and the trust fund maintained in connection with the Valor Plan shall be added to the assets of the Trust Fund to be disposed of under the terms, conditions, and provisions of the Plan and the Trust. On and after March 1, 2007, the general provisions of the Plan shall govern with respect to the interests under the Valor Plan of all persons except (i) as otherwise expressly provided in this Section 20.02 and (ii) to the extent the general provisions of the Plan are inconsistent with any provisions of the Valor Plan that may not be eliminated under Section 411(d)(6) of the Code (and the regulations thereunder).

For purposes of clarity, the following forms of payment and in-service withdrawal provisions that were available under the Valor Plan as in effect on March 1, 2007 shall be available under the Plan with respect to the Participant’s Separate Account attributable to the Valor Plan (and, as applicable, attributable to a particular sub-account under the Valor Plan):

(1)	On or after a Participant’s Settlement Date, single sum payment.

(2)	While still employed by a member of the Controlled Group, withdrawal of account upon attainment of age 59- 1/2.

(3)	While still employed by a member of the Controlled Group, withdrawal of “employee contributions” sub-account at any time.

(4)	While still employed by a member of the Controlled Group, withdrawal of “rollover contributions” sub-account at any time.

(5)	While still employed by a member of the Controlled Group, withdrawal of vested employer contributions maintained in the Participant’s account for at least 24 months, provided that no more than one such withdrawal occurs in every six months.

(b)	Accounts. As of March 1, 2007, Separate Accounts shall be established in accordance with the provisions of Section 11.07 in the name of each person who as of March 1, 2007 was a participant or beneficiary with an interest under the Valor Plan (and for whom a Separate Account had not already been established). As of the date the assets of the trust fund of the Valor Plan are received by the Trustee and deposited in the Trust Fund, there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such person’s prior separate account or sub-account of the corresponding type under the Valor Plan as certified to the Plan Administrator by the plan administrator of the Valor Plan.

(c)	Forfeitures. If a person who was a participant under the Valor Plan (i) incurred a forfeiture under the Valor Plan prior to March 1, 2007 (and such forfeiture has not previously been restored), (ii) resumes employment covered under the Plan, and (iii) would have had the forfeiture restored under the Valor Plan as in effect on March 1, 2007, such forfeiture shall be restored under the Plan in the same manner and under the same conditions as such forfeiture would have been restored under the Valor Plan as in effect on March 1, 2007.

(d)	Beneficiary Designations. Effective as of March 1, 2007, each beneficiary designation under the Valor Plan shall be void and have no further effect. Article XVII of the Plan shall apply to determine the beneficiary with respect to the Separate Accounts or Sub-Accounts established under Section 20.02(b) of the Plan (or previously established under the Plan).

2. Effective as of March 1, 2007, a new Section 20.03 is added to the Plan to provide as follows:

20.03	Merger of Windstream Profit-Sharing Plan

Provisions regarding the merger of the Windstream Profit-Sharing Plan into the Plan, effective as of March 1, 2007, are set forth in Appendix B.

3. Effective as of February 28, 2006, Section 11.10(e) of the Plan is amended to provide as follows:

(e)	Dividend Distributions. In accordance with procedures established by the Plan Administrator, any cash dividends payable on shares held in the Windstream Stock Fund attributable to the vested portion of the Separate Accounts of Participants and Beneficiaries may be paid currently, or within ninety (90) days after the end of the Plan Year in which the dividends are paid to the Trust, in cash to the Participants and Beneficiaries on a nondiscriminatory basis, or such dividends may be paid directly to the Participants and Beneficiaries, or the dividends may be paid to the Plan and reinvested in the Windstream Stock Fund. Each Participant or Beneficiary to whom Windstream Corporation stock is attributable to the vested portion of their Separate Accounts shall have the right to elect in accordance with procedures established by the Plan Administrator whether such dividends (1) will be paid in cash to the Participant or Beneficiary, or (2) will remain in the Participant’s or Beneficiary’s Separate Account and be reinvested in Windstream Corporation stock through the Windstream Stock Fund. For a Participant or Beneficiary who fails to make an election, such dividends shall remain in the Participant’s or Beneficiary’s Separate Account and be reinvested in Windstream Corporation stock through the Windstream Stock Fund.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 3 to the Windstream 401(k) Plan to be executed on this 26th day of February, 2007.

WINDSTREAM CORPORATION

By:	/s/ Robert R. Boyd
Title:	Member of the Benefits Committee

APPENDIX B

MERGER OF WINDSTREAM PROFIT-SHARING PLAN INTO THE PLAN

Article BI

Merger Provisions

B1.01	Definitions

Whenever used in this Appendix B with the initial letter capitalized, the following words and phrases shall have the following meanings unless a different meaning is plainly required by the context. Capitalized words not listed below shall have the meaning set forth in Article I unless a different meaning is plainly required by the context.

(a)	“Authorized Leave of Absence” shall mean any absence from regular employment authorized or excused by the Employer under its standard personnel practices, provided that all persons under similar circumstances shall be treated alike in the granting of such Authorized Leaves of Absence.

(b)	“Break in Service” shall mean a Computation Period during which an Employee does not complete more that 500 Hours of Service.

(c)	“Computation Period” shall mean each Plan Year, commencing with the Plan Year beginning January 1, 2007.

(d)	“Forfeiture” shall mean the non-vested portion of a Participant’s Separate Account that is forfeited pursuant to B2.06.

(e)	“Hour of Service” for purposes of this Appendix B shall mean each hour, if any, that may be credited to a person in accordance with the provisions of Article BII on or after March 1, 2007.

(f)	“Profit-Sharing Plan” shall mean the Windstream Profit-Sharing Plan.

(g)	“Termination of Employment” shall mean a termination of employment with the Employer or other member of the Controlled Group following which the person is no longer employed by any member of the Controlled Group.

(h)	“Year of Service” shall mean a Computation Period during which an Employee completes at least 1,000 Hours of Service.

(i)	“Year of Vesting Service” shall mean a Computation Period during which an Employee is credited with a Year of Service for purposes of determining his vested interest in his Separate Account. The determination of Years of Vesting Service for certain Employees may be modified by Section B2.04.

B1.02	Merger

Effective as of March 1, 2007, the Profit-Sharing Plan shall be merged into and made a part of the Plan, and the trust fund maintained in connection with the Profit-Sharing Plan shall be added to the assets of the Trust Fund to be disposed of under the terms, conditions, and provisions of the Plan and the Trust. On and after March 1, 2007, the general provisions of the Plan shall govern with respect to the interests under the Profit-Sharing Plan of all persons except (i) as otherwise expressly provided in this Appendix B and (ii) to the extent the general provisions of the Plan are inconsistent with any provisions of the Profit-Sharing Plan that may not be eliminated under Section 411(d)(6) of the Code (and the regulations thereunder).

For purposes of clarity, the following forms of payment that were available under the Profit-Sharing Plan as in effect on March 1, 2007 shall be available under the Plan with respect to the Participant’s Separate Account attributable to the Profit-Sharing Plan (and, as applicable, attributable to a particular sub-account under the Profit-Sharing Plan):

(a)	On or after a Participant’s Settlement Date, single sum payment.

(b)	On or after a Participant’s Settlement Date, distribution in the form of installment payments or minimum required distributions, but only with respect to a Participant or Beneficiary who had commenced distribution in such form under the Profit-Sharing Plan on or before February 28, 2007. If a Participant receiving installment payments or minimum required distributions in accordance with this paragraph (b) dies, his Beneficiary shall receive distribution of the remainder of the payments or distributions beginning as soon as reasonably practicable following the Participant’s date of death. A Participant or Beneficiary described in this paragraph (b) may elect to receive a single sum payment of the entire remaining balance of the vested portion of the Participant’s Separate Account (in lieu of any further payments or distributions).

B1.03	Accounts

As of March 1, 2007, Separate Accounts shall be established in accordance with the provisions of Section 11.07 in the name of each person who as of March 1, 2007 was a participant or beneficiary with an interest under the Profit-Sharing Plan (and for whom a Separate Account has not already been established). As of the date the assets of the trust fund of the Profit-Sharing Plan are received by the Trustee and deposited in the Trust Fund, there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such person’s prior separate account or sub-account of the corresponding type under the Profit-Sharing Plan as certified to the Plan Administrator by the plan administrator of the Profit-Sharing Plan.

B1.04	Loans

Notwithstanding anything to the contrary in Article XVIII, a loan shall not be available from the portion of the Participant’s Separate Account that is attributable to the Profit-Sharing Plan. For purposes of clarity, in applying the limitation in Section 18.01 that no loan in excess of 50 percent of the Participant’s vested interest under the Plan shall be made from the Plan, the Participant’s vested interest attributable to the Profit-Sharing Plan is included as part of the Participant’s vested interest.

B1.05	2006 Plan Year Contribution

If the annual employer contribution for the 2006 plan year is not made to the Profit-Sharing Plan prior to the merger of the Profit-Sharing Plan into the Plan, the annual employer contribution shall be made to the Plan in the same manner and under the same conditions as such annual employer contribution would have been made under the Profit-Sharing Plan as in effect on March 1, 2007.

B1.06	Vesting

Notwithstanding anything to the contrary in Section 9.03, a Participant shall have a fully vested and nonforfeitable interest in his Separate Account attributable to the Profit-Sharing Plan as follows:

(a)	The portion of the Participant’s Separate Account attributable to “after-tax” or “rollover” contributions under the Profit-Sharing Plan shall be fully vested and nonforfeitable.

(b)	The portion of the Participant’s Separate Account that is attributable to employer contributions under the Profit-Sharing Plan (including the 2006 plan year contribution described in Section B1.05) shall be fully vested and nonforfeitable on the first to occur of the following:

(i)	His attainment of Normal Retirement Age while an Employee.

(ii)	His Termination of Employment by reason of his Total and Permanent Disability.

(iii)	His Termination of Employment by reason of his death.

(iv)	His completion of five or more Years of Vesting Service.

(v)	Termination of the Plan pursuant to Section 5.01.

B1.07	Beneficiary Designation

If there is no beneficiary designation in effect under Article XVII on March 1, 2007 and there is a beneficiary designation in effect under the Profit-Sharing Plan on March 1, 2007, effective as of March 1, 2007, the participant’s beneficiary designation under the Profit-Sharing Plan shall be his beneficiary designation under Article XVII. The beneficiary designation shall be subject to the provisions of Article XVII (including revocation).

If there is no beneficiary designation in effect under Article XVII on March 1, 2007 and there is no beneficiary designation in effect under the Profit-Sharing Plan on March 1, 2007, effective as of March 1, 2007, Article XVII of the Plan shall apply to determine the beneficiary with respect to the Separate Accounts or Sub-Accounts established under Section 20.02(b) of the Plan (or previously established under the Plan).

If there is a beneficiary designation in effect under Article XVII on March 1, 2007, effective as of March 1, 2007, the beneficiary designation under the Profit-Sharing Plan, if any, shall be void and have no further effect. Article XVII of the Plan shall apply to determine the beneficiary with respect to the Separate Accounts or Sub-Accounts established under Section 20.02(b) of the Plan (or previously established under the Plan).

Article BII

Service, Vesting, and Forfeitures

B2.01	Crediting of Hours of Service

(a)	An Employee shall be credited with an Hour of Service for:

(i)	Each hour for which the Employee is directly or indirectly compensated or entitled to compensation by the Employer or any other member of the Controlled Group for the performance of duties during the applicable Computation Period;

(ii)	Subject to the provisions of Section B2.02, each hour for which the Employee is directly or indirectly compensated or entitled to compensation by the Employer or any other member of the Controlled Group (irrespective of whether the employment relationship has terminated) for reasons other than the performance of duties (such as vacation, holidays, sickness, jury duty, disability, lay-off, military duty or leave of absence) during the applicable Computation Period; and

(iii)	Each hour for which back pay is awarded or agreed to by the Employer or any other member of the Controlled Group without regard to mitigation of damages (provided that the same Hours of Service shall not be credited under both this paragraph (iii) and paragraph (i) or (ii) above).

(b)

Solely for the purpose of determining whether a Participant has incurred a Break in Service, Hours of Service shall be recognized for a “maternity or paternity leave of absence” as specified herein. A “maternity or paternity leave of absence” means an absence from work for any period by reason of the Participant’s pregnancy, birth of the Participant’s child, placement of a child with the Participant in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement. For this purpose, Hours of Service shall be credited for the

Computation Period in which the absence from work begins, if the Employee would otherwise incur a Break in Service in such Computation Period, or, in any other case, in the immediately following Computation Period. The Hours of Service credited for a maternity or paternity leave of absence shall be those which would normally have been credited but for such absence, or, in any case in which the Plan Administrator is unable to determine such hours normally credited, 8 Hours of Service per day. The total Hours of Service required to be credited for a maternity or paternity leave of absence shall not exceed 501. An absence from work will be treated as a maternity and paternity leave of absence only if and to the extent that the Employee timely furnishes to the Plan Administrator such information as it may reasonably require to establish that the absence is a maternity and paternity leave of absence as defined herein and to establish the number of days of absence attributable to maternity and paternity leave.

(c)	If an Employee has been granted an Authorized Leave of Absence, he shall be credited with Hours of Service as if he had been compensated by the Employer for what would have been his regularly scheduled hours of work during the period of such Authorized Leave of Absence. An Employee for whom records of his actual numbers of Hours of Service are not normally maintained shall be credited with 10 Hours of Service for each day of his Authorized Leave of Absence.

(d)	Notwithstanding the provisions of subsection (a) above, an Employee for whom records of his actual number of Hours of Service are not normally maintained shall be credited with 10 Hours of Service for each day he would be required to be credited with at least one Hour of Service.

B2.02	Limitations on Crediting of Hours of Service

In the application of the provisions of paragraph (ii) of subsection (a) of Section B2.01, the following shall apply:

(a)	No more than 501 Hours of Service are required to be credited to an Employee on account of any single continuous period during which the Employee performs no duties (whether or not such period occurs in a single Computation Period);

(b)	An hour for which an Employee is directly or indirectly paid, or entitled to payment, on account of a period during which no duties are performed, is not required to be credited to the Employee if such payment is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, unemployment compensation or disability insurance laws; and

(c)	Hours of Service are not required to be credited for a payment which solely reimburses an Employee for medical or medically related expenses incurred by the Employee.

(d)	A payment shall be deemed to be made by or due from the Employer or any other member of the Controlled Group regardless of whether such payment is made by or due from the Employer or any other member of the Controlled Group directly or indirectly through, among others, a trust fund, or insurer, to which the Employer or other member of the Controlled Group contributes or pays premiums and regardless of whether contributions made or due to the trust fund, insurer, or other entity are for the benefit of particular Employees or are on behalf of a group of Employees in the aggregate.

B2.03	Department of Labor Rules

The provisions of Department of Labor Regulations Sections 2530.200b-2(b) and (c) are incorporated herein by reference.

B2.04	Years of Vesting Service

The following provisions shall apply in determining the Years of Vesting Service for the Employees specified in such provisions:

(a)	Each “Year of Vesting Service” under the Profit-Sharing Plan as of December 31, 2006 shall be credited as a Year of Vesting Service under the Plan. “Hours of Service” under the Profit-Sharing Plan” for the period beginning January 1, 2007 through March 1, 2007 shall be included in determining a Year of Vesting Service under the Plan for the Computation Period beginning January 1, 2007.

(b)	There shall be no duplication of service under the Plan, the Profit-Sharing Plan or any other Prior Plan by reason of any restoration or granting of service, nor shall more than one Year of Vesting Service be granted in respect of any one Computation Period.

B2.05	Vesting Following Break in Service

If a former Employee is reemployed after a Break in Service and is subsequently credited with a Year of Vesting Service, such Employee shall be credited, for purposes of vesting, with both his pre-Break in Service Years of Vesting Service and his post-Break in Service Years of Vesting Service.

B2.06	Forfeitures

If a Participant who has a Termination of Employment (including a termination of employment under the Profit-Sharing Plan on or before February 28, 2007) is not 100% vested in his Separate Account, the non-vested portion of his Separate Account shall be forfeited as follows:

(a)	If the Participant has no vested interest in his Separate Account, the non-vested balance of the Participant’s Separate Account shall be a Forfeiture at the end of the Plan Year in which his Termination of Employment occurs; provided that he has not returned to employment prior to such date.

(b)	If the value of a Participant’s vested interest in his Separate Account as of the date of distribution does not exceed $1,000 resulting in his receipt of a single sum payment pursuant to Section 15.04, the non-vested portion of the Participant’s Separate Account shall be a Forfeiture at the end of the Plan Year in which the single sum payment occurs; provided that he has not returned to employment prior to such date; and provided, further, that such distribution occurs prior to the end of the second Plan Year beginning on or after the Participant’s Termination of Employment.

(c)	If the value of a Participant’s vested interest in his Separate Account as of the date of distribution exceeds $1,000 and the Participant is eligible for and consents in writing to a single sum payment of his vested interest in his Separate Account, the non-vested portion of the Participant’s Separate Account shall be a Forfeiture at the end of the Plan Year in which the single sum payment occurs; provided that he has not returned to employment prior to such date; and provided, further, that such distribution occurs prior to the end of the second Plan Year beginning on or after the Participant’s Termination of Employment.

(d)	If paragraphs (a), (b) and (c) of this Section B2.06 are not applicable, the non-vested portion of the Participant’s Separate Account shall be a Forfeiture at the end of the Plan Year in which the Participant incurs five consecutive one-year Breaks in Service; provided that he has not returned to employment prior to such date.

Forfeitures shall be used for restoration purposes under Section B2.07 and to provide allocations under Section B1.05 for eligible employees for whom an allocation was erroneously omitted, if any. To the extent that Forfeitures are not used for the preceding purposes, the Forfeitures shall be used to pay administrative expenses of the Plan in accordance with Section 2.07, and to the extent Forfeitures are not exhausted by payment of administrative expenses, then the Forfeitures shall be applied against the Employer Contribution obligations in Article XIII.

B2.07	Restoration of Certain Forfeitures on Reemployment

If a Participant who had a Termination of Employment (including a termination of employment under the Profit-Sharing Plan on or before February 28, 2007) returns to employment prior to incurring five consecutive one-year Breaks in Service (including “Breaks in Service” under the Profit-Sharing Plan), the amount previously forfeited by him (his Forfeiture) shall be restored to his Separate Account as of the last day of the Plan Year in which he returns to employment with an Employer, provided he has not had a Termination of Employment prior to such date. The funds for such restoration shall come first from Forfeitures allocated at the end of such Plan Year, to the extent available and, if necessary, thereafter from additional contributions to the Plan by the Employer.

B2.08	Election of Former Vesting Schedule

If the Company adopts an amendment to the Plan that directly or indirectly affects the computation of a Participant’s vested interest in his Separate Account, any Participant with three or more Years of Vesting Service shall have a right to have his vested interest in his Separate Account continue to be determined under the vesting provisions in effect prior to the amendment rather than under the new vesting provisions, unless the vested interest of the Participant in his Separate Account under the Plan as amended is not at any time less than such vested interest determined without regard to the amendment. A Participant shall exercise his right under this Section B2.08 by giving written notice of his exercise thereof to the Plan Administrator within 60 days after the latest of (i) the date he receives notice of the amendment from the Plan Administrator, (ii) the effective date of the amendment, or (iii) the date the amendment is adopted. Notwithstanding the foregoing, a Participant’s vested interest in his Separate Account on the effective date of such an amendment shall not be less than his vested interest in his Separate Account immediately prior to the effective date of the amendment.